UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. __)

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Filed by a Party other than the Registrant [  ]

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[ ]	Definitive Additional Materials
[ ]	Soliciting Material Pursuant to §240.14a-12

ACE Cash Express, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ACE CASH EXPRESS, INC.
1231 Greenway Drive, Suite 600
Irving, Texas 75038

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held November 15, 2002

     ACE Cash Express, Inc. (the “Company”) will hold its 2002 Annual Meeting of Shareholders at the Dallas Marriott Las Colinas, 223 West Las Colinas Boulevard, Irving, Texas 75039, on Friday, November 15, 2002. The meeting will begin at 10:00 a.m. At the meeting, the shareholders will be asked to:

•	Elect seven directors.

•	Vote upon a proposal to amend the ACE Cash Express, Inc. 1997 Stock Option Plan to permit the grant of restricted stock under the plan and correspondingly to change the name or title of the plan to the “ACE Cash Express, Inc. 1997 Stock Incentive Plan.”

•	Consider any other business properly presented at the meeting.

     Shareholders of record at the close of business on September 27, 2002 may vote at the meeting. A list of those shareholders may be reviewed at the Company’s offices at 1231 Greenway Drive, Suite 600, Irving, Texas 75038, for ten days before the meeting.

     Whether or not you plan to attend the meeting, please date and sign the enclosed proxy and return it in the accompanying postage-paid envelope. If you attend the meeting and wish to vote in person, you may do so.

By order of the Board of Directors,

Joe W. Conner Secretary

Irving, Texas
October 15, 2002

OUTSTANDING CAPITAL STOCK
QUORUM AND VOTING
SOLICITATION OF PROXIES
VOTING OF PROXIES AT MEETING
REVOCATION OF PROXIES
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
DIRECTORS AND EXECUTIVE OFFICERS
Board of Directors
Director Nominees
Board Committees
Board and Committee Meetings
Director Compensation
Compliance with Section 16(a) of the Securities Exchange Act of 1934
Executive Officers
EXECUTIVE COMPENSATION
Summary Compensation Table
Senior Management Bonus Plan
Stock Options
Compensation Committee Interlocks and Insider Participation
Compensation Committee Report on Executive Compensation
Change-in-Control Severance Agreements
Certain Relationships
Agreements with Former Executive
STOCK PERFORMANCE CHART
AUDIT COMMITTEE REPORT
RELATIONSHIPS WITH INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
PROPOSAL TO AMEND ACE CASH EXPRESS, INC. 1997 STOCK OPTION PLAN
Background
Description of Current Terms of the 1997 Option Plan
Tax Status of Stock Options
Proposed Amendment to the 1997 Option Plan
Federal Income Tax Consequences Regarding Restricted Stock
Amended Plan Benefits to Certain Persons
Section 162(m) of the Code
Accounting Treatment
EQUITY COMPENSATION PLAN INFORMATION
SHAREHOLDER PROPOSALS FOR 2003 ANNUAL MEETING
MISCELLANEOUS

ACE CASH EXPRESS, INC.
PROXY STATEMENT
For
ANNUAL MEETING OF SHAREHOLDERS
To Be Held November 15, 2002

     This Proxy Statement is furnished to shareholders of ACE Cash Express, Inc., a Texas corporation (the “Company”), to solicit, on behalf of the Company’s Board of Directors, proxies to vote at the Annual Meeting of Shareholders of the Company to be held November 15, 2002 (the “Annual Meeting”). Proxies in the form enclosed will be voted at the Annual Meeting if properly executed, returned to the Company before the Annual Meeting, and not revoked. This Proxy Statement and the enclosed proxy form are first being sent to shareholders on or about October 15, 2002.

     Accompanying this Proxy Statement is a copy of the Company’s Annual Report to Shareholders for the fiscal year ended June 30, 2002 (“fiscal 2002”). The Annual Report to Shareholders is not part of the proxy solicitation material.

OUTSTANDING CAPITAL STOCK

     The record date for shareholders entitled to vote at the Annual Meeting is September 27, 2002. At the close of business on that date, there were 10,180,588 shares of Common Stock, $.01 par value per share, of the Company (“Common Stock”) outstanding.

QUORUM AND VOTING

     The presence, in person or by proxy, of the holders of a majority of all outstanding shares of the Common Stock on the record date is necessary to constitute a quorum at the Annual Meeting. Assuming the presence of a quorum:

•	A plurality of the votes cast at the Annual Meeting, in person or by proxy, is required for the election of directors; and

•	A majority of the votes cast at the Annual Meeting, in person or by proxy, is required to approve the proposal to amend the ACE Cash Express, Inc. 1997 Stock Option Plan (the “1997 Option Plan”) or any other matter.

     Each shareholder is entitled to one vote, in person or by proxy, for each share of Common Stock held in such shareholder’s name on the record date. Because the seven nominees for director who receive the most votes will be elected, any abstention will not be included in the vote totals. Regarding any other proposal voted upon at the Annual Meeting, an abstention will be included in vote totals and will have the same effect as a negative vote. Where brokers who are nominee record holders do not vote on specific matters because they did not receive specific instructions on such matters from the beneficial owners of such shares (“broker non-votes”), such broker non-votes will not be included in vote totals and will have no effect on the election of directors or any other proposal.

SOLICITATION OF PROXIES

     The accompanying proxies are solicited on behalf of the Board of Directors. The Company will pay all expenses of soliciting these proxies. Proxies may be solicited not only by mail, but also by personal interview, telephone, and electronic transmission by the Company’s directors, officers, and employees. Arrangements may also be made with brokerage houses and other custodians, nominees, and fiduciaries to forward solicitation material to the beneficial owners of shares of Common Stock held of record by such persons, and the Company may reimburse them for the corresponding reasonable out-of-pocket expenses.

VOTING OF PROXIES AT MEETING

     When shareholders have appropriately specified how their proxies should be voted, the proxies will be voted accordingly. Unless the shareholder otherwise specifies therein, the proxies will be voted:

•	FOR the election as directors of the Company of the seven nominees named below under “Directors and Executive Officers — Director Nominees”; and

•	FOR the proposal to amend the 1997 Option Plan.

     If any other matter or business is properly presented at the Annual Meeting, the proxies will be voted at the discretion of the proxy holders, in accordance with their best judgment. On the date of this Proxy Statement, the Board of Directors does not know of any other matter or business to be presented at the Annual Meeting other than as addressed in this Proxy Statement.

REVOCATION OF PROXIES

     A proxy may be revoked any time before it is exercised. A shareholder giving a proxy may revoke it by:

•	Sending in another proxy with a later date;

•	Giving written notice to the Company’s Secretary before the Annual Meeting that the proxy has been revoked; or

•	Voting in person at the Annual Meeting.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding the beneficial ownership of the Common Stock as of September 27, 2002, by each person the Company knows to beneficially own more than 5% of the outstanding Common Stock, each of the Company’s directors, the Named Executive Officers (as defined in “Executive Compensation — Summary Compensation Table” below), and all directors and executive officers as a group. The Company believes each such shareholder has sole voting and dispositive power over the shares held, except as otherwise indicated.

	Shares of		Percentage of
	Common Stock		Common Stock
	Beneficially Owned		Beneficially Owned

Raymond C. Hemmig 10000 N. Central Expressway, Suite 1060 Dallas, Texas 75231	590,874	(1)	5.8%

Donald H. Neustadt 1231 Greenway Drive, Suite 600 Irving, Texas 75038	927,659	(2)	9.1%

Marshall B. Payne	225,588	(3)	2.2%

Edward W. Rose III 500 Crescent Court, Suite 250 Dallas, Texas 75201	1,138,994	(4)	11.2%

Michael S. Rawlings	16,249	(5)	(6)

Jay B. Shipowitz	101,266	(7)	(6)

Charles Daniel Yost	39,749	(8)	(6)

Raymond E. McCarty	181,266		1.8%

Barry M. Barron	7,977	(9)	(6)

Joe W. Conner	7,861	(10)	(6)

Greenbrier Partners, Ltd. 1901 North Akard Dallas, Texas 75201	742,348	(11)	7.3%

FMR Corp.	914,800	(12)	9.0%
82 Devonshire Street Boston, Massachusetts 02109

All directors and executive officers as a group (10 persons)	3,237,483	(13)	31.8%

(1)	Includes 5,000 shares Mr. Hemmig holds as custodian for his children, 11,250 shares held for the Hemmig Family Trust and options to purchase 20,499 shares exercisable within 60 days of the date of this Proxy Statement.

(2)	Includes 56,750 shares held by KLN Foundation, a private charitable foundation of which Mr. Neustadt is one of three officers. Mr. Neustadt shares voting and dispositive power with those other foundation officers. Mr. Neustadt disclaims beneficial ownership of the shares held by KLN Foundation. Also includes options to purchase 43,740 shares exercisable within 60 days of the date of this Proxy Statement.

(3)	Includes 24,120 shares owned by Scout Ventures, a Texas general partnership of which Mr. Payne is a general partner (“Scout”); Mr. Payne shares voting and dispositive power over the shares held by Scout with the other partners of Scout. Also includes options to purchase 21,749 shares exercisable within 60 days of the date of this Proxy Statement.

(4)	Includes 918,738 shares of Common Stock owned by Mr. Rose and options to purchase 21,749 shares exercisable within 60 days of the date of this Proxy Statement. Also includes shares owned by the following:

a)	Evelyn P. Rose, the wife of Mr. Rose — 115,341 shares

b)	Lela Helen Rose, the daughter of Mr. and Mrs. Rose — 21,705 shares

c)	William E. Rose, the son of Mr. and Mrs. Rose — 21,705 shares

d)	Kaiser-Francis Oil Company — 27,675 shares.

e)	Evelyn P. Rose, Irrevocable Trust — 12,081 shares.

Mr. Rose might be considered to share dispositive power with each of these persons over the shares of Common Stock owned by that person. Mr. Rose, however, disclaims beneficial ownership of any of the shares owned by each of these persons.

(5)	Consists of options to purchase 16,249 shares exercisable within 60 days of the date of this Proxy Statement.

(6)	Less than 1%.

(7)	Includes options to purchase 91,866 shares exercisable within 60 days of the date of this Proxy Statement.

(8)	Includes options to purchase 21,749 shares exercisable within 60 days of the date of this Proxy Statement.

(9)	Consists of options to purchase 7,977 shares exercisable within 60 days of the date of this Proxy Statement.

(10)	Consists of options to purchase 7,861 shares exercisable within 60 days of the date of this Proxy Statement.

(11)	Includes 4,500 shares held by Mr. Frederick E. Rowe, Jr., the general partner of Greenbrier Partners, Ltd. (“Greenbrier”). As general partner, Mr. Rowe has the power to manage Greenbrier’s operations, including the shared right with Greenbrier to vote and dispose of the 722,848 shares of Common Stock Greenbrier holds. Mr. Rowe has sole voting and dispositive power over the 4,500 shares he holds. Also includes an additional 15,000 shares owned by the Rowe Family Partnership, of which Mr. Rowe is a general partner.

(12)	From a Schedule 13F dated August 14, 2002, and a Schedule 13G dated February 14, 2002, filed by FMR Corp. with the Securities and Exchange Commission, it appears that FMR Corp. has beneficial ownership of these shares as the result of beneficial ownership by two of its wholly owned subsidiaries, Fidelity Management & Research Company and FMR Co., Inc. which are registered investment advisers. These shares are owned by investment companies managed by the investment advisers (the “Funds”). It appears that, with respect to the shares owned by each of the Funds, (a) each of Edward C. Johnson 3d, as Chairman of FMR Corp.; FMR Corp., through its control of the investment adviser to that Fund, and that Fund has the sole power to dispose of the shares owned by that Fund, and (b) neither FMR Corp. nor Edward C. Johnson 3d has the sole power to vote or direct the voting of the shares owned directly by that Fund, but that power resides with that Fund’s Board of Trustees.

(13)	See Notes (1) through (10).

DIRECTORS AND EXECUTIVE OFFICERS

Board of Directors

     Seven directors are to be elected at the Annual Meeting. Each nominee will be elected to hold office until the next annual meeting of shareholders or until his successor is elected and qualified. Proxy holders will not be able to vote the proxies held by them for more than seven persons. To be elected a director, each nominee must receive a plurality of all the votes cast at the Annual Meeting for the election of directors. Should any nominee become unable or unwilling to accept nomination or election, the proxy holders may vote the proxies for the election, in his stead, of any other person the Board of Directors may recommend. Each nominee is currently a director of the Company. Each nominee has expressed his intention to serve the entire term for which election is sought.

Director Nominees

     Raymond C. Hemmig, age 52, has served as the Chairman of the Board of the Company since September 1988, when he first became a director. From September 1988 to October 1994, Mr. Hemmig also served as the Company’s Chief Executive Officer. Mr. Hemmig served as a director of the National Association of Check Cashers and was the founding President of the Texas Association of Check Cashers, Inc. Since June 1994, Mr. Hemmig also has served as a director of Restoration Hardware, Inc., a publicly held retail company. Since December 1995, Mr. Hemmig has served as the Chairman of the Board and Chief Executive Officer of Retail & Restaurant Growth Capital L.P., a licensed Small Business Investment Corporation and a provider of financing to emerging retail and restaurant companies. Mr. Hemmig also serves as a director of various private companies. From 1990 until May 1994, Mr. Hemmig served as a director of On The Border Cafes, Inc., a publicly held restaurant chain. From 1985 to September 1988, Mr. Hemmig was a partner and co-founder of Hemmig & Martin, a consulting firm to clients in the food service, retail, and franchise industries.

     Donald H. Neustadt, age 53, has served as the Chief Executive Officer of the Company since November 1994 and as a director of the Company since January 1987. Mr. Neustadt served as the Company’s President from November 1994 to December 1999. Mr. Neustadt served as the Company’s President and Chief Operating Officer from January 1987 to November 1994. From 1972 to January 1987, Mr. Neustadt served in various capacities with Associates Corporation of North America (“Associates NA”) and its affiliates, including as President of Associates Financial Express, Inc. (“Associates Financial”), a money order company; as Senior Vice President and Controller of Associates Diversified Services, Inc., which owned a consumer credit card bank, a savings and loan and Associates Financial; as Vice President of Strategic Planning for Associates NA; and as Controller of Consumer Operations and a systems manager for Associates Financial Services, a consumer finance company.

     Jay B. Shipowitz, age 39, has served as the President and Chief Operating Officer and as a director of the Company since January 2000. Mr. Shipowitz served as the Company’s Senior Vice President and Chief Financial Officer from May 1997 to January 2000. Prior to joining ACE, from July 1996 to May 1997, Mr. Shipowitz was the senior vice president and chief financial officer of USDATA Corporation, a software company located in Richardson, Texas. From June 1993 to July 1996, Mr. Shipowitz was the vice president of finance and administration and chief financial officer of Westinghouse Security Systems, Inc., a residential security company headquartered in Dallas, Texas. From 1987 to 1993, Mr. Shipowitz worked at Price Waterhouse in Baltimore, Maryland, in various positions, the last of which was senior manager. Mr. Shipowitz worked at KPMG Peat Marwick in Greensboro, North Carolina from 1985 to 1987. Mr. Shipowitz is a director of Financial Service Centers of America, Inc. (the successor organization to the National Association of Check Cashers), and a director of a private company.

     Marshall B. Payne, age 45, has served as a director of the Company since 1987. Since 1983, Mr. Payne has been Vice President of Cardinal Investment Company, Inc., an investment management firm. In addition, he serves as a director of Restoration Hardware, Inc., a publicly held retail company, as a director of LBP, Inc., formerly engaged in the manufacturing of home improvement products, and as a director of various private companies.

     Michael S. Rawlings, age 48, has served as a director of the Company since November 2000. Since June 1997, Mr. Rawlings has been the President of Pizza Hut, Inc., an operating company of YUM! Brands, Inc., and owner of the world’s largest chain of pizza restaurants. From 1991 to 1996, Mr. Rawlings was the Chairman, President and Chief Executive Officer of the Dallas Group of DDB Needham Worldwide, a large marketing communications agency.

     Edward W. Rose, III, age 61, has served as a director of the Company since 1987. Since 1974, Mr. Rose has been the President and sole shareholder of Cardinal Investment Company, Inc. In addition, Mr. Rose serves as Chairman of the Board of Drew Industries, Inc., an aluminum window manufacturer, and of LBP, Inc., formerly engaged in the manufacturing of home improvement products, and as a director of various private companies.

     Charles Daniel Yost, age 53, has served as a director of the Company since August 1996. Since March 1998, Mr. Yost has been the President and Chief Operating Officer of Allegiance Telecom, Inc., an integrated communications provider. From July 1997 to March 1998, Mr. Yost was President and Chief Operating Officer of NETCOM On-line Communications Systems, Inc., an Internet service provider. From 1994 to 1997, Mr. Yost served as President of the Southwest Region of AT&T Wireless Services, Inc., a provider of cellular telephone service. From 1991 to June 1994, Mr. Yost served as President of the Southwest Region for McCaw Cellular Communications/LIN Broadcasting. In addition, Mr. Yost serves as a director of a privately held architectural services provider.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE
ELECTION OF EACH NOMINEE.

Board Committees

     The Board of Directors of the Company has two permanent committees: the Audit Committee and the Compensation Committee. None of the directors who serve as members of either permanent committee are employees of the Company or any of its subsidiaries. The Company has no nominating committee or committee that recommends qualified candidates to the Board of Directors for election as directors. The entire Board of Directors is responsible for selecting nominees for election as directors.

     The Audit Committee’s functions include:

•	Engaging independent auditors and determining their compensation;

•	Making recommendations to the Board of Directors for reviewing the completed audit and audit report with the independent auditors, the conduct of the audit, significant accounting adjustments, recommendations for improving internal controls, and all other significant findings during the audit;

•	Meeting at least quarterly with the Company’s management and auditors to discuss internal accounting and financial controls, as well as results of operations reviews performed by the auditors;

•	Determining the scope of any non-audit services provided by the independent auditors and the compensation for those services; and

•	Initiating and supervising any special investigation it deems necessary regarding the Company’s accounting and financial policies and controls.

     These functions are described in greater detail in the Audit Committee’s Charter, a copy of which is Exhibit A to this Proxy Statement. Also see “Audit Committee Report” below. Messrs. Rose (Chairman), Yost and Payne are the Audit Committee members.

     The Compensation Committee’s functions include:

•	Establishing and administering the Company’s compensation policies;

•	Administering the 1997 Option Plan and the Company’s Non-Employee Directors Stock Option Plan (the “Directors Option Plan”), and administering the remaining options outstanding under the Company’s 1987 Stock Option Plan (under which no more options may be granted); and

•	Overseeing the administration of other employee benefit plans and fringe benefits paid to or provided for the Company’s officers.

     See “Executive Compensation — Compensation Committee Report on Executive Compensation” below. Messrs. Payne (Chairman) and Rawlings are the Compensation Committee members.

Board and Committee Meetings

     The Board of Directors held five meetings during fiscal 2002. The Audit Committee held four meetings, and the Compensation Committee held two meetings, during fiscal 2002. All persons who were directors during fiscal 2002 attended at least 75% of the total of the Board meetings and the meetings of committees on which they served.

Director Compensation

     All of the Company’s current directors, other than Messrs. Neustadt and Shipowitz, are non-employee directors. Each non-employee director (other than Mr. Hemmig) receives $1,250 per calendar quarter as a retainer, $1,500 for attendance at each Board of Directors meeting, and $500 for attendance at each meeting of a committee of the Board of Directors that is not held in conjunction with a Board of Directors meeting. Mr. Hemmig, as the Chairman of the Board, with responsibility for coordinating all of the activities and meetings of the Board of Directors and its committees, received a total of $80,000 per year, payable in approximately equal bi-weekly installments. Each non-employee director also is reimbursed expenses related to his activities as a director. The Company does not compensate its employees for service as a director.

     Under the Directors Option Plan:

•	Each non-employee director elected to the Board of Directors who has not previously served as a director of the Company is automatically granted, on the date of his election, an option to purchase 11,250 shares of Common Stock; and

•	Each non-employee director serving on December 1 of each year is automatically granted an option on that date to purchase 5,000 shares of Common Stock.

The number of shares subject to the automatic annual grant from December 1, 1995 through December 1, 1997 was 6,750; on August 17, 1998, the Board of Directors reduced that number to 5,000, beginning December 1, 1998. The Directors Option Plan requires that the exercise price of each option must be equal to the closing price of the Common Stock on The Nasdaq Stock Market on the date the option is granted.

     Under the Directors Option Plan:

•	An option to purchase 11,250 shares of Common Stock at an exercise price of $3.66 per share was granted to Howard B. Davis (formerly a non-employee director) in March 1995 relating to his election to the Board of Directors;

•	Each of Mr. Davis, Mr. Payne, and Mr. Rose was granted an option to purchase 6,750 shares of Common Stock at an exercise price of $4.11 per share on December 1, 1995;

•	An option to purchase 11,250 shares of Common Stock at an exercise price of $5.56 per share was granted to Mr. Yost when he was elected to the Board of Directors in August 1996;

•	Each of Mr. Davis, Mr. Payne, Mr. Rose, and Mr. Yost was granted an option to purchase 6,750 shares of Common Stock at an exercise price of $7.00 per share on December 1, 1996;

•	Each of Mr. Davis, Mr. Payne, Mr. Rose, and Mr. Yost was granted an option to purchase 6,750 shares of Common Stock at an exercise price of $12.42 per share on December 1, 1997;

•	Each of Mr. Davis, Mr. Payne, Mr. Rose, and Mr. Yost was granted an option to purchase 5,000 shares of Common Stock at an exercise price of $13.25 per share on December 1, 1998;

•	Each of Mr. Davis, Mr. Payne, Mr. Rose, and Mr. Yost was granted an option to purchase 5,000 shares of Common Stock at an exercise price of $16.375 per share on December 1, 1999;

•	An option to purchase 11,250 shares of Common Stock at an exercise price of $12.00 per share was granted to Mr. Rawlings when he was elected to the Board of Directors on November 17, 2000;

•	Each of Mr. Hemmig, Mr. Payne, Mr. Rawlings, Mr. Rose, and Mr. Yost was granted an option to purchase 5,000 shares of Common Stock at an exercise price of $11.00 per share on December 1, 2000; and

•	Each of Mr. Hemmig, Mr. Payne, Mr. Rawlings, Mr. Rose, and Mr. Yost was granted an option to purchase 5,000 shares of Common Stock at an exercise price of $9.09 per share on December 1, 2001.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires the Company’s directors, executive officers, and holders of more than 10% of the Common Stock to file with the Securities and Exchange Commission (“SEC”) reports of ownership changes in ownership of Common Stock. SEC regulations require those directors, executive officers, and greater than 10% shareholders to furnish the Company with copies of all Section 16(a) forms they file.

     Based on the Company’s review of reports and on written representations that no other reports were required during fiscal 2002, the Company believes that the directors, executive officers, and greater than 10% shareholders complied with all applicable Section 16(a) filing requirements, with one exception. Because of a delay in discovering the information, Edward W. Rose, III filed a late Form 4 to report his receipt of 11,233 shares in January 2002 as the result of a pro rata liquidating distribution from a partnership of which Mr. Rose was a limited partner.

Executive Officers

Name	Position

Raymond C. Hemmig	Chairman of the Board

Donald H. Neustadt	Chief Executive Officer

Jay B. Shipowitz	President and Chief Operating Officer

Barry M. Barron	Senior Vice President-Operations

Joe W. Conner	Senior Vice President, Chief Financial Officer, Secretary and Treasurer

See “— Directors” above for business experience information concerning Messrs. Hemmig, Neustadt and Shipowitz.

     Barry M. Barron, age 46, has served as the Company’s Senior Vice President-Operations since February 2001. From 1995 until February 2001, Mr. Barron was Senior Vice President of the International Division at Papa John’s International, Inc., an owner and franchisor of pizza restaurants, where he developed operations in Alaska, Hawaii, Canada, Mexico, Latin America, South America and the Middle East. From 1994 to 1995, Mr. Barron was Division President at Golden Corral Corporation, an owner of family-style restaurants. He served in various positions at Pizza Hut, Inc. from 1984 to 1994, most recently as Region Manager of the Dallas, Texas region.

     Joe W. Conner, age 45, has served as the Company’s Senior Vice President, Chief Financial Officer, Secretary and Treasurer since July 2001. From 1998 to 2001, Mr. Conner was Chief Financial Officer for Crenshaw Golf Properties, a golf course development and management company based in Dallas, Texas. From 1997 to 1998, Mr. Conner was Chief Financial Officer for Silverleaf Resorts, Inc., a vacation resort development company based in Dallas, Texas, and from 1995 to 1996, he was Senior Vice President of Finance and Administration for Jacobsen Division of Textron, Inc., a manufacturer of specialty mowing equipment for the turf care industry based in Racine, Wisconsin. From 1993 to 1995, Mr. Conner served as Chief Financial Officer for Furr’s/Bishop’s, Inc., a restaurant operations company based in Lubbock, Texas. From 1985 to 1993, Mr. Conner was employed at Club Corp International, a developer and operator of golf, dining and athletic clubs with world-wide operations based in Dallas, Texas, serving in various financial and accounting positions, including Chief Financial Officer of the private club division from 1987 to 1993.

EXECUTIVE COMPENSATION

Summary Compensation Table

     The following table sets forth all compensation paid or accrued for services rendered to the Company for the last three fiscal years by the Chief Executive Officer (“CEO”) and each of the executive officers of the Company whose total annual salary and bonus for fiscal 2002 exceeded $100,000 (collectively with the CEO, the “Named Executive Officers”):

		Annual Compensation			Long-Term Compensation

					Awards		Payouts
				Other
	Year			Annual	Restricted	Securities	LTIP	All Other
	Ended			Compensation	Stock	Underlying	Payouts	Compensation
Name and Principal Position	June 30,	Salary ($)	Bonus ($)	($) (1)	Awards ($)	Options/SARs (#)	($)	($)

Donald H. Neustadt	2002	380,000	320,000	13,369	—	7,461	—	4,077	(4)
(Chief Executive	2001	338,650	0	12,834	—	12,756	—	1,721	(4)
Officer)	2000	308,014	0	13,144		11,686		1,660	(4)

Jay B. Shipowitz	2002	300,000	249,000	13,512	—	43,949	—	2,792	(4)
(President and	2001	262,695	0	13,138	—	10,425	—	1,636	(4)
Chief Operating Officer)	2000	218,870	0	13,539		107,775		1,540	(4)

Barry M. Barron(2)	2002	233,333	166,000	11,288		4,409		3,800	(4)
(Senior Vice President-	2001	80,907	15,000	4,888	—	27,500	—	62,372	(5)
Operations)	2000	—	—	—	—	—	—	—

Joe W. Conner(3)	2002	192,336	127,000	11,872	—	31,447	—	975	(4)
(Senior Vice President,	2001	—	—	—	—	—	—	—
Chief Financial Officer, Secretary and Treasurer)	2000	—	—	—	—	—	—	—

Raymond E. McCarty(6)	2002	161,560	0	10,018	—	4,430	—	88,297	(7)
(Executive Vice	2001	218,750	0	13,211	—	8,852	—	2,019	(4)
President — Operations)	2000	200,749	0	13,144	—	7,496	—	1,538	(4)

(1)	Includes a cash car allowance equal to $9,000 annually.

(2)	Mr. Barron commenced his employment with the Company on February 19, 2001, at an annual salary of $225,000.

(3)	Mr. Conner commenced his employment with the Company on July 16, 2001, at an annual salary of $200,000.

(4)	Company-matching contributions to the Company’s qualified section 401(k) plan and the Company’s executive non-qualified deferred compensation plan.

(5)	Relocation expenses paid by the Company.

(6)	Mr. McCarty ceased his employment with the Company on February 28, 2002.

(7)	Consists of: (a) $3,577 of Company-matching contributions to the Company’s qualified section 401(k) plan and the Company’s executive non-qualified deferred compensation plan, (b) $50,000 under a separation agreement with the Company, and (c) $34,720 in monthly payments for consulting services rendered by Mr. McCarty during fiscal 2002 under his consulting agreement with the Company. See “— Agreements with Former Executive” below for a description of amounts paid and payable to Mr. McCarty under his separation and consulting agreements with the Company.

     None of the Named Executive Officers is a party to an employment agreement with the Company, and each Named Executive Officer’s employment is “at-will,” which permits either the Company or the Named Executive Officer to terminate employment for any, or no, reason at anytime.

Senior Management Bonus Plan

     The “Bonus” column of the compensation table above consists of bonuses paid under the Senior Management Bonus Plan (the “Bonus Plan”). Under the Bonus Plan, bonuses are payable to the Named Executive Officers if certain targets for the Company’s financial performance, determined by the Compensation Committee (and approved by the Board of Directors), are achieved in a fiscal year. For fiscal 2002, target bonuses were payable if the Company achieved specified target levels of pre-tax earnings, which were in excess of the corresponding pre-tax earnings in fiscal 2001, though the calculation of “pre-tax earnings” varied among the participants. The target bonus levels were established at various percentages of each participant’s annual salary, according to their positions in the Company. Participants could earn bonuses greater than targeted bonuses if the Company’s annual performance exceeded the target-bonus objectives. For fiscal 2002, the Company’s performance exceeded the target level of pre-tax earnings, and therefore, a total of approximately $900,000 in bonuses was paid to the Named Executive Officers. See “— Compensation Committee Report on Executive Compensation” below.

Stock Options

     The following table provides information on stock option grants to the Named Executive Officers under the 1997 Option Plan during fiscal 2002:

					Potential Realizable
					Value at Assumed Annual
					Rates of Stock Price
					Appreciation for
Individual Grants(1)					Option Term(2)

	Number of	% of Total	Exercise
	Securities	Options/ SARs	or
	Underlying	Granted to	Base
	Options/	Employees in	Price	Expiration	5%	10%
Name	SARs (#)	Fiscal Year	($/Sh)	Date	($)(3)	($)(3)

Donald H. Neustadt	7,461	2.19	9.70	8/23/11	45,514	115,342
Jay B. Shipowitz	5,904	1.74	9.70	8/23/11	36,016	91,272
	38,045 (4)	11.19	9.10	4/17/12	217,729	551,769

	43,949	12.93			253,745	643,041
Barry M. Barron	4,409	1.30	9.70	8/23/11	26,896	68,160
Joe W. Conner	27,500	8.09	10.17	7/16/11	175,886	445,730
	3,947	1.16	9.70	8/23/11	24,078	61,018

	31,447	9.25			199,964	506,748
Raymond E. McCarty	4,430	1.30	9.70	8/23/11	27,024	68,485

(1)	Options become exercisable in four equal annual installments. The exercise price of each option is equal to the closing price per share of the Common Stock on The Nasdaq Stock Market on the date the option was granted. Each option was granted for the maximum ten-year period under the 1997 Option Plan.

(2)	The values shown in these columns reflect growth rate assumptions the SEC prescribes. Actual gains, if any, on stock option exercises and Common Stock holdings are dependent on the Common Stock’s future performance and overall stock market conditions. There can be no assurance that the amounts reflected in this table will be achieved.

(3)	These values represent the difference between the assumed appreciation in the Common Stock’s market value at the date of grant and the exercise price of the options.

(4)	These options are exercisable in three equal annual installments, with the first installment being exercisable on the grant date.

The following table provides information on the stock options/SARs that the Named Executive Officers held at June 30, 2002:

			Number of
			Securities	Value of
			Underlying	Unexercised
			Unexercised	In-the-Money
	Shares		Options/SARs	Options/SARs at
	Acquired on	Value	at FY-End (#)	FY-End ($)*
	Exercise	Realized	Exercisable/	Exercisable/
Name	(#)	($)	Unexercisable	Unexercisable

Donald H. Neustadt	0	0	33,196/25,440	1,762/7,449

Jay B. Shipowitz	0	0	84,162/94,652	12,727/28,605

Barry M. Barron	0	0	6,875/25,034	0/1,279

Joe W. Conner	0	0	0/31,447	0/1,145

Raymond E. McCarty	17,182	27,741	0/0	0/0

*	Based on the closing price on The Nasdaq Stock Market of the Common Stock on June 28, 2002 of $9.99 per share.

Compensation Committee Interlocks and Insider Participation

     Marshall B. Payne and Michael S. Rawlings were the members of the Compensation Committee during fiscal 2002. Neither of the members of the Compensation Committee during fiscal 2002 was, or has ever been, an officer or employee of the Company or any of its subsidiaries.

Compensation Committee Report on Executive Compensation

     The Compensation Committee has furnished the following report on the Company’s executive compensation program. The report describes the Compensation Committee’s compensation policies applicable to the Company’s executive officers and provides specific information regarding the CEO’s compensation.

     Non-employee members of the Company’s Board of Directors review all decisions the Compensation Committee makes relating to the Company’s executive officers’ compensation. The Compensation Committee determines, or may recommend to the Board of Directors, grants or awards under the 1997 Option Plan.

•	Compensation Policy. The Compensation Committee’s overall policy regarding compensation of the Company’s executive officers is to provide salary levels and compensation incentives that attract and retain qualified individuals in key positions, that recognize individual performance and the Company’s performance, and that support the Company’s objective of achieving sustained improvements in its financial condition, operating results, and market position. The Compensation Committee attempts to implement this policy by paying the Company’s executive officers slightly above average compensation with an emphasis on performance-related pay. The Company’s objective is to pay its executive officers competitively in base pay and automobile allowances compared with similarly situated executives at comparable companies, and then to give the executive an incentive by providing the executive officers the opportunity to earn significantly higher than average performance-based compensation. The performance-based compensation is made up of awards under the Bonus Plan and stock options under the 1997 Option Plan.

The Compensation Committee periodically reviews publicly available and private executive-compensation surveys prepared by independent sources, including compensation consultants, to determine compensation levels and practices of comparable companies. The Compensation Committee identifies those comparable companies, in its discretion, after considering a broad range of factors, including levels of revenues, geographic regions of operations, growth, and industry (e.g., service versus manufacturing). The group of comparable companies includes some companies in the specialty retail industry and some of the companies in the peer group identified below under “Stock Performance Chart,” but is not limited to companies of those kinds or companies whose stock is quoted in The Nasdaq Stock Market. The Compensation Committee also solicits appropriate input from the CEO regarding compensation for the senior executives who report to him.

In determining executive officer compensation, the Compensation Committee considers the Company’s performance as compared to its budget; each individual officer’s experience level, level of responsibility, and performance as compared to the budgeted performance goals for such officer; the Company’s growth; and the Company’s cash flow performance. Individual salaries are reviewed every 9 to 15 months and, based on evaluations of individual performance, are adjusted in accordance with budgeted compensation guidelines the Board of Directors has established for all officers.

•	Base Salaries and Allowances. The Compensation Committee determines the base pay and allowances for the CEO and reviews the compensation of the Company’s other officers as determined by the CEO. In this determination or review, as the case may be, as a basis for comparison, the Compensation Committee attempts to determine the base salaries and allowances of similarly situated executives in comparable companies. Then the Compensation Committee determines a base salary and automobile allowance that is comparable with that which such similarly situated executives at the comparable companies would be paid.

•	Performance Pay. The Compensation Committee determines the performance-based compensation for the CEO and reviews the performance-based compensation of the Company’s other executive officers as determined by the CEO. In this determination or review, as the case may be, if the Company’s executive officers have performed in accordance with the Compensation Committee’s expectations as described above, the Compensation Committee ensures the CEO and the other senior executives are provided with above average (as compared to similarly situated executives at comparable companies) performance-based bonuses under the Bonus Plan and stock-based compensation under the 1997 Option Plan.

•	Senior Management Bonus Plan. The Bonus Plan is an incentive program for the Named Executive Officers. The Bonus Plan’s goal is to place a portion of the participants’ annual compensation at risk to encourage and reward performance that meets or exceeds the Company’s expectations. Under the Bonus Plan, at the beginning of the fiscal year, the Compensation Committee recommends, and the Board of Directors approves, the current fiscal year plan. The Board of Directors reserves the right to amend the Bonus Plan from time to time at its discretion.

For the Named Executive Officers to earn their targeted bonuses for the current fiscal year ending June 30, 2003, the Company must achieve certain financial and non-financial objectives for the year as determined by the Compensation Committee. The financial objectives generally correspond to the Company’s earnings per share. Participants may earn bonuses greater than targeted bonuses if the Company’s annual performance exceeds the targeted-bonus objectives. Participants may begin to earn bonuses if the Company achieves certain minimum annual objectives (less than the targeted-bonus objectives) established by the Compensation Committee. For the Named Executives, twenty-five percent of the bonus may be earned subject to certain non-financial criteria as established by the Compensation Committee, irrespective as to whether or not the financial objectives have been achieved.

•	Stock Options. The Compensation Committee grants stock options under the 1997 Option Plan to encourage and facilitate personal stock ownership by officers and key employees, including the CEO, thus strengthening their commitment to the Company and encouraging a longer-term perspective to their responsibilities. This feature of the Company’s compensation program directly links officers’ and key employees’ interests with those of the Company’s shareholders. The Compensation Committee reviews prospective grants of stock options to the Company’s officers and considers the value and benefit of such options during its review of such officers’ overall compensation packages. The Compensation Committee’s policy is to grant stock option awards based on individual performance and the potential for the option recipient to contribute to the Company’s future success; awards are not affected by the amount or terms of the options previously granted to the officer or key employee. Under the 1997 Option Plan, the Compensation Committee may grant either incentive or non-qualified options, but typically grants incentive stock options because of the tax advantages to the optionees resulting from the grant of such options. The Compensation Committee generally grants options under the 1997 Option Plan that expire in ten years and become exercisable in equal installments over a four-year period. The Compensation Committee believes that such limitations provide those holding options with incentives to remain in the employment of the Company, while also providing a performance incentive that can provide direct benefits within a relatively short period of time. If the shareholders approve the proposed amendment to the 1997 Option Plan described below under “Proposal to Amend ACE Cash Express, Inc. 1997 Stock Option Plan,” the Compensation Committee anticipates that it will follow policies substantially similar to those described above regarding the grant of shares of Common Stock as restricted stock under the 1997 Option Plan.

•	Limits on Tax Deductibility of Compensation. Under Section 162(m) of the Internal Revenue Code of 1986, as amended, the Company is generally precluded from deducting compensation in excess of $1 million per year for any of its Named Executive Officers unless the compensation is based on performance. This tax provision had no effect on the Company in fiscal 2002. Further, the Compensation Committee intends to continue to use performance-based compensation, as described above, which should negate or minimize any effect of this tax provision.

•	CEO Compensation. In accordance with the policies described above in this report, the fiscal 2002 base salary of Mr. Neustadt was established at $380,000. The Compensation Committee believed that this salary was within the range of salaries paid to chief executive officers of comparable companies in October 2001, when it was established. This salary, which constituted an increase of approximately 12.2% of the salary that had been set for Mr. Neustadt in fiscal 2001, reflected the Committee’s assessment of Mr. Neustadt’s past performance and anticipated future contributions to the Company. Mr. Neustadt has overseen the Company’s operations since November 1994, and has served a key role in the expansion of the various kinds of business that the Company conducts and in its growth strategy, including major acquisitions. He is thoroughly familiar with the consumer or retail financial services industry and would (the Compensation Committee believed) continue to lead the Company’s growth and success. In accordance with the terms of the Bonus Plan, Mr. Neustadt received a bonus in fiscal 2002 of $320,000, and he was granted options under the 1997 Option Plan to acquire 7,461 shares of Common Stock. See “— Stock Options” above.

The Compensation Committee of the Board of Directors:
Marshall B. Payne
Michael S. Rawlings

Change-in-Control Severance Agreements

     The Compensation Committee and the Board of Directors of the Company have recognized that, as is the case with most publicly held companies, the possibility of a change in control exists. To help assure continuity of experienced and qualified management of the Company, the Compensation Committee recommended, and the Board of Directors authorized and approved, a Change-in-Control Executive Severance Agreement (“Severance Agreement”) with each of the Named Executive Officers. The Severance Agreements with Mr. Neustadt, Mr. Shipowitz and Mr. McCarty, the terms of which are substantially identical, were entered into on August 20, 1998 and amended effective January 3, 2001. The Severance Agreement with Mr. McCarty ceased to be effective, however, upon the cessation of his employment with the Company in February 2002. The Severance Agreements with Mr. Barron and Mr. Conner, the terms of which are substantially identical to those of the other Severance Agreements, were entered into on May 15, 2001 and July 16, 2001, respectively.

     Each Severance Agreement obligates the Company to provide severance benefits to the Executive if his or her employment with the Company and its subsidiaries is terminated, within 24 months after a Change in Control, either (i) by the Company for any reason other than Cause or the Executive’s disability or (ii) by the Executive for Good Reason. “Change in Control,” as defined in the Severance Agreement, includes (a) the acquisition (other than from the Company) of 25% or more of the outstanding voting securities of the Company by any person or group of persons, (b) a change in the Board of Directors such that the persons who were directors at the beginning of any two-year period (and any new director whose election was approved by at least two-thirds of the directors who either were directors at the beginning of the period or whose election was so approved) cease to constitute a majority of the Board of Directors, or (c) a reorganization, merger, or consolidation of the Company, or the shareholders’ approval of the sale or substantially all the assets of the Company, other than in certain circumstances described in the Severance Agreement. “Cause,” as defined in the Severance Agreement, includes the Executive’s continued failure to perform his or her duties after notice from the Board of Directors or his or her engaging in conduct that materially injures the Company. “Good Reason,” as defined in the Severance Agreement, includes a material reduction of the Executive’s compensation or benefits; a material reduction in the Executive’s position, authority, or responsibilities; a forced relocation of the Executive’s office by more than 50 miles; or the failure of any successor to the Company to expressly assume the Company’s obligations under the Severance Agreement.

     The severance benefits under the Severance Agreement are (i) a payment equal to two and one-half times the sum of the Executive’s base salary, annual bonus, and car allowance, (ii) the accelerated vesting of outstanding stock options, and (iii) the continuation of insurance benefits for 30 months after termination of employment. The payment is to be made in cash within five business days after the termination of employment. The severance benefits are limited to the amount that may be paid or provided to the Executive without making an “excess parachute payment” under federal tax laws.

     The Company is obligated to pay the Executive’s legal fees and other expenses incurred in connection with any good-faith enforcement or defense of his rights under the Severance Agreement.

     Each Severance Agreement will be effective until (i) any termination of the Executive’s employment before a Change-in-Control or (ii) June 30, 2003 or any subsequent year if the Company or the Executive gives at least six months’ notice of termination.

Certain Relationships

     Mr. Shipowitz is serving, at the Company’s request, as a director of ePacific Incorporated, a privately held company in which the Company invested during fiscal 2000 (“ePacific”). ePacific provides customized debit-card payment systems and electronic funds transfer processing services. For that service, Mr. Shipowitz is entitled to the same compensation from ePacific as the other non-employee directors of ePacific.

Agreements with Former Executive

     The Company entered into two agreements with Raymond E. McCarty, its former Executive Vice President-Operations, as of February 28, 2002, when his employment with the Company ceased. The Company believed those agreements to be appropriate in light of Mr. McCarty’s lengthy service to the Company and his extensive knowledge of its business operations.

     Under the Separation Agreement with Mr. McCarty (the “Separation Agreement”), the Company paid Mr. McCarty $50,000 in cash, accelerated the vesting of all of his outstanding unvested options granted under the Company’s stock option plans, and (consistent with the terms of those plans) granted him the right to exercise any or all of his outstanding stock options during the following three months. The Separation Agreement also included a general release by each party, in favor of the other party and the other party’s related persons and entities, of all claims (subject to certain exceptions) regarding Mr. McCarty’s employment with the Company and the cessation of his employment; neither party had asserted any claim against the other.

     Under the Consulting Agreement with Mr. McCarty (the “Consulting Agreement”), the Company engaged Mr. McCarty to render consulting services to the Company for the 36-month period expiring February 28, 2005, unless terminated earlier in accordance with its terms (the “Consulting Period”). Mr. McCarty agreed to provide services, as requested by the Company, in connection with or relating to the Company’s operations, including particularly franchise-related issues and matters; its relationships with certain third parties, including franchisees, suppliers or vendors, and employees; and its litigation and regulatory proceedings, including particularly those regarding its loan-related business. For those services, the Company agreed to pay Mr. McCarty a monthly consulting fee of approximately $8,680 during the Consulting Period.

     The Consulting Agreement includes covenants of Mr. McCarty (1) not to disclose trade secrets or other confidential information of the Company; (2) not to directly or indirectly compete with, or participate in any business that competes with, any business of the kinds that the Company conducted as of the date of the agreement or any future business of any other kind that the Company may conduct where Mr. McCarty was involved (whether before or after the date of the agreement) in the formulation or the implementation of that business; (3) not to solicit or induce any customer, franchisee, supplier, or other person with a business relationship with the Company to cease that business relationship; and (4) not to solicit, recruit, or employ any employee or regular consultant of the Company. Those restrictive covenants are effective during the Consulting Period and for the 36-month period following the expiration or termination of the Consulting Period (the “Post-consulting Period”). For compliance with those restrictive covenants during the Post-consulting Period, the Company agreed to pay Mr. McCarty approximately $8,680 monthly during the Post-consulting Period.

     The Company may terminate the consulting relationship and, therefore, the Consulting Period if Mr. McCarty (1) refuses or willfully and intentionally fails to render the requested consulting services to the Company, (2) breaches to any material extent any of his obligations under the Consulting Agreement and fails to cure or remedy that breach (if curable or remediable) within ten business days after notice of breach, or (3) dies or becomes unable to render the consulting services because of any disability that extends for at least three consecutive months. Mr. McCarty may terminate the consulting relationship and, therefore, the Consulting Period if (a) the Company fails to pay any of the monthly consulting fees during the Consulting Period and that failure continues after ten business days’ notice of nonpayment, or (b) there is a change in control of the Company as defined in the Consulting Agreement (which is substantially the same as the definition of “Change in Control” under the Severance Agreements described above under “— Change-in-Control Severance Agreements”). Upon termination of the consulting relationship for any reason other than a change in control of the Company, the Company will have no further obligation to pay monthly consulting fees, though the Company will be obligated to pay the monthly amounts during the Post-consulting Period unless the consulting relationship terminated because of Mr. McCarty’s death. If the consulting relationship terminates because of a change in control, the Company must pay Mr. McCarty in a lump sum all amounts that would thereafter have been payable as monthly consulting fees during the full 36-month Consulting Period and as monthly amounts during the Post-consulting Period. Mr. McCarty will be obligated to repay any unearned amounts, however, if he should die or violate any of his restrictive covenants at any time before the end of the Post-consulting Period. Mr. McCarty will also be obligated to pay interest on the amount to be repaid if the repayment obligation results from a violation of any of his restrictive covenants.

STOCK PERFORMANCE CHART

     The following chart compares the return on the Common Stock with the NASDAQ Market Index and a financial services peer group (consisting of Cash America International, Inc.; EZ Corp, Inc.; First Cash, Inc.; H&R Block, Inc; and World Acceptance Corp.) for the period from June 30, 1996 through June 30, 2002. The comparison assumes that $100 was invested on June 30, 1996, and assumes reinvestment of dividends and distributions.

AUDIT COMMITTEE REPORT

The Audit Committee of the Company’s Board of Directors has furnished the following report:

•	The Audit Committee consists of three directors who are not employees of the Company or any of its subsidiaries and who have an understanding of and experience with financial statements and information, in compliance with the current listing requirements of The Nasdaq Stock Market. The Board of Directors and the Audit Committee believe that each of the members of the Audit Committee is an “independent director” as defined under the current listing requirements of The Nasdaq Stock Market.

•	The Audit Committee acts under the Charter of the Audit Committee of the Board of Directors, which was initially adopted and approved by the Board of Directors in August 1999 and was amended and restated by the Board of Directors, upon the recommendation of the Audit Committee, on September 30, 2002. A copy of the current Charter is Exhibit A to this Proxy Statement. The Audit Committee anticipates that it will evaluate the current Charter during the current fiscal year for amendments that may ultimately be required to comply with the Sarbanes-Oxley Act of 2002 and the relevant implementing regulations of the SEC and with the amended listing requirements of The Nasdaq Stock Market, when they become effective.

•	The primary function of the Audit Committee is oversight of the Company’s financial reporting process and public financial statements. The Company’s management is responsible for preparing the Company’s financial statements, and the Company’s independent auditors are responsible for auditing the financial statements. The activities of the Audit Committee are not intended or designed to supersede or alter those traditional responsibilities. The Audit Committee’s role does not provide any special assurances with regard to the Company’s financial statements, nor does it involve a professional evaluation of the quality of the audits performed by the independent auditors.

•	The Audit Committee has reviewed and discussed the Company’s audited consolidated financial statements with management.

•	The Audit Committee has discussed with the independent auditors, Grant Thornton LLP, the matters required to be discussed by Statement of Auditing Standards No. 61, Communication with Audit Committees.

•	The Audit Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committee; has considered the compatibility of non-audit services with the auditors’ independence; and has discussed with the auditors the auditors’ independence.

•	Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2002 for filing with the Securities and Exchange Commission.

The Audit Committee of the Board of Directors:
Edward W. Rose, III, Chair
C. Daniel Yost
Marshall B. Payne

RELATIONSHIPS WITH INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Change in Independent Accountant.

     Effective as of May 31, 2002, the Board of Directors, upon the recommendation of the Audit Committee, dismissed Arthur Andersen LLP and appointed Grant Thornton LLP to serve as the Company’s independent public accountants. This change was made before commencement of the audit of the Company’s consolidated financial statements for fiscal 2002, and Grant Thornton LLP performed that audit. Arthur Andersen LLP, however, performed the quarterly review of the Company’s consolidated financial statements for each of the first three quarters of fiscal 2002. The Company reported this change in independent public accountants in a current report on Form 8-K filed with the SEC on June 3, 2002 (the “Current Report”).

     Arthur Andersen LLP’s reports on the Company’s consolidated financial statements for the previous two fiscal years, ended June 30, 2001 and 2000, did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles. Further, during those previous two fiscal years and through May 31, 2002, there were no disagreements with Arthur Andersen LLP on any matter of accounting principle or practice, financial statement disclosure, or auditing scope or procedure which, if not resolved to Arthur Andersen LLP’s satisfaction, would have caused it to make reference to the subject matter in connection with its report on the Company’s consolidated financial statements for such fiscal years; and there were no “reportable events” as defined in Item 304(a)(1)(v) of the SEC’s Regulation S-K. The Company provided Arthur Andersen LLP with a copy of the disclosures above in this paragraph, and a letter from Arthur Andersen LLP confirming its agreement with those disclosures was filed as Exhibit 16.1 to the Current Report.

     During the two preceding fiscal years and through May 31, 2002, the Company did not consult with Grant Thornton LLP with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s consolidated financial statements, or any other matters or reportable events as set forth in Items 304(a)(2)(i) and (ii) of the SEC’s Regulation S-K.

Selection.

     The Board of Directors has, in accordance with the recommendation of the Audit Committee, chosen Grant Thornton LLP as independent auditors for the Company for the current fiscal year. One or more representatives of Grant Thornton LLP are expected to be present and available to respond to appropriate questions at the Annual Meeting and have the opportunity to make a statement if they desire to do so.

Audit Fees.

     Grant Thornton LLP’s fees for the audit of annual consolidated financial statements for fiscal 2002 were $80,000. Arthur Andersen LLP’s fees for the review of the quarterly interim financial statements for fiscal 2002 were $25,500.

Financial Information Systems Design and Implementation Fees.

     Neither Arthur Andersen LLP nor Grant Thornton LLP rendered any professional services to the Company in fiscal 2002 with respect to financial information systems design and implementation.

All Other Fees.

     Arthur Andersen LLP’s fees for all other professional services rendered to the Company during fiscal 2002 were $101,975, consisting of $3,000 for audit-related services and $98,975 for non-audit services. Audit-related services included consents for the Company’s Registration Statement on Form S-8 filed with the SEC regarding the 1997 Option Plan and for the Uniform Franchise Offering Circular. Non-audit services included tax consultation, tax preparation, and other accounting consultations. Grant Thornton LLP did not render any other professional services to the Company during fiscal 2002.

PROPOSAL TO AMEND ACE CASH EXPRESS, INC. 1997 STOCK OPTION PLAN

Background

     In August 1997 the Board of Directors of the Company (the “Board”) adopted, and in November 1997 the shareholders of the Company approved, the Ace Cash Express, Inc. 1997 Stock Option Plan (the “1997 Option Plan”), under which options may be granted to key employees of the Company and its subsidiaries for the purchase of shares of Common Stock. On September 10, 2002, the Board adopted, subject to shareholder approval, an amendment to the 1997 Option Plan to permit the issuance of restricted stock, as well as the grant of stock options, under the plan and, correspondingly, to change the name or title of the plan to the “Ace Cash Express, Inc. 1997 Stock Incentive Plan.” The amendment is Exhibit B to this Proxy Statement. At the Annual Meeting, the Company’s shareholders will be asked to approve that amendment to the 1997 Option Plan.

     The Board believes that adoption of the amendment would provide the Board’s Compensation Committee, which administers the 1997 Option Plan (the “Compensation Committee”), another alternative to effect the purposes of the 1997 Option Plan: Through equity compensation, to increase the interest of the Company’s key employees in the Company’s welfare, to furnish an incentive to those key employees to continue their services for the Company, and to attract able persons to become key employees of the Company. The Board also believes that the amendment would facilitate a key function of the 1997 Option Plan, which is to align the economic interests of the Company’s key employees with those of the Company’s shareholders, and that the grant of restricted stock would establish that alignment more closely than the grant of stock options.

     The amendment will not increase the total number of shares of Common Stock that are reserved for grant or issuance for compensatory purposes under the 1997 Option Plan.

Description of Current Terms of the 1997 Option Plan

     The following description of the 1997 Option Plan as now in effect (i.e., before the proposed amendment) is only a summary; it does not purport to be a complete or detailed description of all of the provisions of the 1997 Option Plan. The Company will furnish a copy of the 1997 Option Plan to any shareholder upon written request to the Secretary of the Company at the Company’s executive offices.

     The 1997 Option Plan permits the grant of options to key employees (including officers) of the Company and its subsidiaries to purchase shares of Common Stock. The eligible key employees are those employees whose performance and responsibilities are determined by the Compensation Committee to be influential to the success of the Company and its subsidiaries. Approximately 100 of the Company’s employees are currently eligible to participate in the 1997 Option Plan.

     As administrator of the 1997 Option Plan, the Compensation Committee has complete discretion, within the limits set forth in the 1997 Option Plan, to determine the terms of the options granted, including the term of, the number of shares subject to, the exercise price of, and the form of consideration payable upon exercise of each such option. The Compensation Committee is constituted in a manner intended to comply with the requirements of Rule 16b-3 under the Exchange Act and Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), in each case relating to the administration of employee benefit plans. Members of the Compensation Committee receive a fee for each separate committee meeting attended, but no other compensation for their services in administering the 1997 Option Plan.

     Each option granted under the 1997 Option Plan is evidenced by, and subject to, a written stock option agreement between the Company and the option holder. The specific terms of any individual option granted may vary, but only to the extent permitted by the terms of the 1997 Option Plan.

     The term of an option granted under the 1997 Option Plan may not exceed ten years from the date of grant of that option. The options granted under the 1997 Option Plan are generally for the maximum ten-year period.

     Full payment for shares purchased upon exercise of an option must be made at the time of exercise, and no shares may be issued until full payment is made. The exercise price of each option is payable in cash or by check or, if the option agreement so provides, in shares of Common Stock at the fair market value per share on the date of exercise.

     Though the Compensation Committee has discretion to determine the terms of the exercise of any option, options are generally exercisable in equal annual installments over a four-year period. All installments that become exercisable are generally cumulative and may be exercised at any time after they become exercisable until the expiration of the term of the option. Incentive stock options and, unless otherwise specified in the applicable option agreements, nonqualified stock options may not be transferred other than by will or by the laws of descent and distribution. If an optionee dies or becomes permanently disabled before the termination of his option without having totally exercised the option, the option may be exercised, to the extent that the optionee could have exercised it on the date of his death or disability, by (1) in the case of death, his estate or the person who acquired the right to exercise the option by bequest or inheritance, or (2) in the case of disability, the optionee or his personal representative, provided that the option is exercised before the date of the expiration of the option or 180 days after the date of the optionee’s death or disability, whichever occurs first.

     Both incentive stock options and nonqualified stock options may be granted under the 1997 Option Plan. The 1997 Option Plan requires that the exercise price of each incentive stock option be at least 100% of the fair market value of the Common Stock at the time of the grant of the option. No incentive stock option, however, may be granted under the 1997 Option Plan to anyone who owns more than 10% of the outstanding Common Stock unless the exercise price is at least 110% of the fair market value of the Common Stock at the date of grant and the option is not exercisable for more than five years after it is granted. There is no limit on the fair market value of incentive stock options that may be granted to an employee in any calendar year, but no employee may be granted incentive stock options that first become exercisable during a calendar year for the purchase of stock with an aggregate fair market value (determined as of the date of grant of each option) in excess of $100,000. An option (or an installment thereof) counts against this annual limitation only in the calendar year in which it first becomes exercisable.

     Unless the Board terminates it sooner, the 1997 Option Plan will terminate on August 4, 2007, and no options may be granted under the 1997 Option Plan thereafter. The Board or the Compensation Committee may amend, alter or discontinue the 1997 Option Plan without the shareholders’ approval, except that the Board or the Compensation Committee does not have the power or authority to materially increase the number of shares that may be issued under the 1997 Option Plan or to materially modify the requirements of eligibility for participation in the 1997 Option Plan. The Board or the Compensation Committee, however, may make appropriate adjustments in the number of shares the 1997 Option Plan covers, in the number of outstanding options, and in the option exercise prices to reflect any stock dividend, stock split, share combination or other recapitalization and, with respect to outstanding options and option prices, to reflect any merger, consolidation, reorganization, liquidation or similar transaction involving the Company.

     As of September 27, 2002, options to purchase a total of 1,317,286 shares of Common Stock under the 1997 Option Plan (excluding expired or terminated options) had been granted, options to purchase a total of 38,660 shares had been exercised, options to purchase a total of 1,278,626 shares were outstanding, and a total of 397,714 shares were available for future option grants. As of September 27, 2002, the total market value of all shares of Common Stock subject to outstanding options was $10,484,733 (based upon the closing price of the Common Stock of $8.20 per share on The Nasdaq Stock Market on that date).

Tax Status of Stock Options

     The Compensation Committee may provide for an option under the 1997 Option Plan to qualify either as an incentive stock option (“ISO”) or as a nonqualified stock option for United States federal income tax purposes.

     Incentive Stock Options. All stock options that qualify under the rules of Section 422 of the Code will be entitled to ISO treatment. To receive ISO treatment, an optionee must not dispose of the acquired stock within two years after the option is granted or within one year after exercise. In addition, the individual must have been an employee of the Company for the entire time from the date of grant of the option until three months (or one year if the employee is disabled) before the date of the exercise. The requirement that the individual be an employee and the two-year and one-year holding periods are waived in the case of death of the employee. If all such requirements are met, no tax will be imposed upon exercise of the option, and any gain upon sale of the acquired stock will be entitled to capital gain treatment. The employee’s gain on exercise (the excess of fair market value at the time of exercise over the exercise price) of an ISO is a tax preference item and, accordingly, is included in the computation of alternative minimum taxable income.

     If an employee does not meet the two-year and one-year holding requirement (a “disqualifying disposition”), but does meet all other requirements, tax will be imposed at the time of sale of the acquired stock, but the employee’s gain on exercise will be treated as ordinary income, rather than capital gain, and the Company will get a corresponding deduction, in each case at the time of sale in an amount equal to the income that the employee would have recognized on exercise of the option. Any remaining gain on sale will be short-term or long-term capital gain, depending on the holding period of the stock. If the amount realized on the disqualifying disposition is less than the value at the date of exercise, the amount includible in gross income, and the amount deductible by the Company, will equal the excess of the amount realized on the sale or exchange over the exercise price.

     An option agreement with the Company may permit payment for stock upon the exercise of an ISO to be made with other shares of Common Stock. In such a case, in general, if an employee uses stock acquired pursuant to the exercise of an ISO to acquire other stock in connection with the exercise of an, ISO, it may result in ordinary income if the stock so used has not met the minimum statutory holding period necessary for favorable tax treatment as an ISO.

     Nonqualified Options. In general, no taxable income will be recognized by the optionee, and no deduction will be allowed to the Company, upon the grant of an option. Upon exercise of a nonqualified option, an optionee will recognize ordinary income (and the Company will be entitled to a corresponding tax deduction) in an amount equal to the amount by which the fair market value of the shares on the exercise date exceeds the option exercise price. Any gain or loss realized by an optionee on disposition of such shares generally is a capital gain or loss and does not result in any tax deduction to the Company.

     The foregoing statements are based upon present federal income tax laws and regulations are subject to change if the tax laws and regulations, or interpretations thereof, are changed.

Proposed Amendment to the 1997 Option Plan

     The amendment to the 1997 Option Plan would allow the Compensation Committee to grant or issue to key employees shares of Common Stock as restricted stock. “Restricted stock” refers to shares granted or issued to a key employee that are to be held by him or her subject to “restriction,” which are circumstances under which the shares will be forfeited and returned or surrendered to the Company (e.g., upon cessation of employment with the Company). A key employee who holds shares that constitute restricted stock will be the record holder of those shares and, accordingly, will generally have the rights of a shareholder of the Company, except that the employee will not have the right to sell or otherwise transfer any of those shares while they are subject to any restrictions.

     Each grant of restricted stock under the 1997 Option Plan as amended will be evidenced by, and subject to, a written restricted stock agreement between the Company and the key employee receiving the grant (the “Grantee”). The specific terms of any individual restricted stock agreement may vary, but only to the extent permitted by the terms of the 1997 Option Plan as amended.

     A requirement of the 1997 Option Plan as amended will be that each restricted stock agreement state the restrictions on the shares of Common Stock, which would obligate the Grantee to forfeit and surrender the shares, and the circumstances under which the restrictions will lapse. The Compensation Committee may, in its sole discretion, provide (as stated in the restricted stock agreement) that the restrictions on any specific shares will continue until a particular time or times or until the attainment of one or more performance targets established by the Compensation Committee or the occurrence of other event or events determined by the Compensation Committee. Though not required, it is typical for restrictions to serve as an incentive for continued employment, so that they will not lapse unless the Grantee continues to be employed at the end of a specified time period after the grant. The restrictions as to any particular number of the shares subject to a restricted stock agreement may lapse at different times (i.e., in installments) or under different circumstances.

     Each restricted stock agreement will also state the amount and form of any payment required to be made for shares of Common Stock that constitute the restricted stock. The 1997 Option Plan as amended will provide that a Grantee will not be required to pay any amount to the Company for the shares of Common Stock received by him or her, except as required in the restricted stock agreement or by law. The Company anticipates that most, if not all, of the restricted stock granted under the 1997 Option Plan will be issued in exchange for a payment from the Grantee of at least the par value per share of Common Stock issued (i.e., $0.01 per share). In any event, the Company does not anticipate the receipt of payment from Grantees equal to the fair market value of shares of Common Stock issued under restricted stock agreements.

     Subject to the applicable restrictions, each Grantee will have the right to vote and to receive dividends with respect to shares of Common Stock that constitute the restricted stock. The Grantee generally will not, however, be entitled to receive or hold any stock certificate(s) representing the restricted stock until the restrictions lapse; the stock certificate(s) will generally remain in escrow until lapse. Accordingly, the Grantee may not dispose or transfer any of the restricted stock until the restrictions lapse. If a forfeiture event occurs before the lapse of the restrictions, the Grantee will forfeit all of his or her rights in the shares of Common Stock then subject to the restrictions. That forfeiture will be effected by the return or surrender of the shares to the Company; if the Grantee paid for those shares when issued to him or her, the Company will typically repay that amount for those shares upon forfeiture. Shares of Common Stock returned or surrendered to the Company under a restricted stock agreement will again be available for grant (as stock options or restricted stock) under the 1997 Option Plan as amended.

     The Compensation Committee will generally have complete discretion to fully vest, or cause the restrictions to lapse with respect to, all or any number of the shares of Common Stock that constitute the restricted stock under a restricted stock agreement. The Compensation Committee will not, however, be permitted to vest any restricted stock that has been designed to meet the exception for performance-based compensation under Section 162(m) of the Code (as further described below).

Federal Income Tax Consequences Regarding Restricted Stock

     A grant of restricted stock will not result in income to the Grantee or a corresponding tax deduction for the Company until the shares are no longer subject to restrictions, or forfeiture, unless the Grantee, if permitted by the Company, elects under Section 83(b) of the Code to have the amount of income to the Grantee (and deduction to the Company) determined at the date of the grant. At the time of lapse of restrictions (or a Section 83(b) election), the Grantee generally will recognize ordinary income equal to the fair market value of the shares less any amount paid for them, and the Company will be entitled to a tax deduction in the same amount (subject to certain restrictions set forth below under “ — Section 162(m) of the Code”). Any dividends paid on restricted stock will be treated as compensation for federal income tax purposes, unless the Grantee has made a Section 83(b) election.

Amended Plan Benefits to Certain Persons

     Subject to the approval of the amendment to the 1997 Option Plan by the shareholders, the Compensation Committee intends to approve a grant of approximately 100,000 shares of Common Stock as restricted stock to the Company’s President and Chief Operating Officer, Jay Shipowitz. It is currently anticipated that the restrictions on this grant would expire on June 30, 2007, provided that he is still employed by the Company on such date. Based on the closing price of the Common Stock on The Nasdaq Stock Market of $8.20 per share on September 27, 2002, the aggregate value of this intended grant would be $820,000.

     The grant of stock options and restricted stock under the 1997 Option Plan by the Compensation Committee is, and will be, subjective and is dependent upon, among other things, an employee’s individual performance. Other than the anticipated grants described above, it is not presently possible to determine either the benefits or amounts that will be received by any person or group pursuant to the 1997 Option Plan as amended. The benefits that certain of the Company’s executive officers and groups received during past years are disclosed in the Executive Compensation section of this proxy statement.

Section 162(m) of the Code

     Under Section 162(m) of the Code, in order for grants to certain specified persons (generally the Named Executive Officers, as defined above) under the 1997 Option Plan to be fully deductible by the Company if the total compensation paid during a fiscal year to a Named Executive Officer exceeds $1 million, grants to such Named Executive Officer (other than stock options the value of which is based solely upon the increase in the value of the Common Stock after the grant date) must be paid solely on account of attaining one or more pre-established, objective performance goals. Generally, grants of restricted stock under the 1997 Option Plan will vest according to the optionee’s or Grantee’s length of employment rather than pre-established performance goals. Therefore, grants of restricted stock (and grants of nonqualified options at an exercise price less than the fair market value of the Common Stock at the date of grant) made to a Named Executive Officer under the 1997 Option Plan may not be deductible by the Company to the extent that such Named Executive Officer’s total compensation exceeds $1 million.

Accounting Treatment

     In accordance with applicable accounting principles, the Company uses the intrinsic-value method to determine how the grants of stock options under the 1997 Option Plan are reflected as compensation expense in the Company’s consolidated financial statements. Under the intrinsic-value method, compensation expense is equal to the excess, if any, of the quoted market price of the stock at the date of the grant over the amount the option holder must pay to acquire the stock. Because the Company does not grant stock options at an exercise price of less than the fair market value of the Common Stock at the date of grant, the grant of stock options does not result in compensation expense reflected in the Company’s consolidated statements of earnings.

     Regarding the grant of shares of Common Stock as restricted stock under the 1997 Option Plan (if the shareholders approve the proposed amendment), the Company will reflect as compensation expense in its consolidated financial statements an amount equal to the quoted market price per share of the Common Stock at the date of grant multiplied by the number of shares then granted as restricted stock. The compensation expense will then be recognized over the vesting period of the restricted stock.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE
AMENDMENT TO THE 1997 OPTION PLAN.

EQUITY COMPENSATION PLAN INFORMATION

     The following table presents information about shares of Common Stock that may be issued under the Company’s equity compensation plans in effect as of June 30, 2002. The equity compensation plans consisted of the 1997 Option Plan, the Company’s 1987 Stock Option Plan (under which options are outstanding but no more options may be granted), and the Directors Option Plan. The numbers of shares and the exercise prices presented in the table are subject to adjustment by the Board of Directors or the Compensation Committee to reflect any stock dividend, stock split, share combination, or other recapitalization of the Company. The proposed amendment to the 1997 Option Plan described above under “Proposal to Amend ACE Cash Express, Inc. 1997 Stock Option Plan” will not affect any of the information presented in the table.

	(a)	(b)	(c)
Number of securities
	Number of securities		remaining available for
	to be issued upon	Weighted average	future issuance under
	exercise of	exercise price of	equity compensation
	outstanding	outstanding	plans (excluding
	options, warrants	options, warrants	securities reflected in
Plan Category	and rights	and rights	column (a))

Equity compensation plans approved by shareholders	1,415,113	$11.95	462,727
Equity compensation plans not approved by shareholders	None	N/A	N/A

SHAREHOLDER PROPOSALS FOR 2003 ANNUAL MEETING

     An eligible shareholder who wishes to include a proposal in the Company’s proxy statement for the 2003 Annual Meeting of Shareholders must submit it, in accordance with the SEC’s Rule 14a-8, so that it is received by the Company’s Secretary, at the Company’s executive offices, on or before June 16, 2003.

     A shareholder who wishes to make a proposal at the 2003 Annual Meeting of Shareholders without including the proposal in the Company’s proxy statement must give written notice of that proposal to the Company’s Secretary, at the Company’s executive offices, by September 1, 2003. If a shareholder fails to timely give that notice, then the persons named as proxies in the proxy cards solicited by the Company’s Board of Directors for that meeting will be entitled to vote the proxy cards held by them regarding that proposal, if properly raised at the meeting, in their discretion.

MISCELLANEOUS

     All information contained in this Proxy Statement relating to the occupations, affiliations, and securities holdings of directors and executive officers of the Company and their relationship and transactions with the Company is based upon information received from the individual directors and executive officers. All information relating to any beneficial owner of more than 5% of the Common Stock is based upon information contained in reports filed by such owner with the SEC.

     The Company will furnish without charge a copy of its Annual Report on Form 10-K, including the financial statements and schedules thereto, for the fiscal year ended June 30, 2002 filed with the SEC pursuant to Section 13 or 15(d) of the Exchange Act to any shareholder (including any beneficial owner) upon written request to Investor Relations/Corporate Communications, 1231 Greenway Drive, Suite 600, Irving, Texas 75038. A copy of the exhibits to such report will be furnished to any shareholder upon written request therefor and payment of a nominal fee.

By Order of the Board of Directors,

Joe W. Conner Secretary

Irving, Texas
October 15, 2002

EXHIBIT A

ACE CASH EXPRESS, INC.

CHARTER OF THE AUDIT COMMITTEE
OF THE
BOARD OF DIRECTORS

As of September 30, 2002

I.	Scope of Authority and Responsibilities:

The Audit Committee of the Board of Directors of Ace Cash Express, Inc. (the “Company”) shall have the following authority and responsibilities:

A.	to ensure the ultimate accountability of the independent auditors to the Board of Directors of the Company (the “Board”) and the Audit Committee, as representatives of the Company’s shareholders, it being understood that the Board and the Audit Committee have the ultimate authority and responsibility to select, evaluate, and, where appropriate, replace the independent auditors;

B.	to recommend to the Board the firm to be employed as independent auditors of the Company and its subsidiaries;

C.	to evaluate the independent auditors on behalf of the Board and, where appropriate, to recommend to the Board that it replace the independent auditors;

D.	to obtain and review, at least annually, a formal written statement from the independent auditors delineating all relationships between the independent auditors and the Company, consistent with Independence Standards Board Standard No. 1; discuss with the independent auditors any disclosed relationships or services that may impact the objectivity and independence of the independent auditors; and take, or recommend that the Board take, appropriate action to oversee the independence of the independent auditors;

E.	to review, and consult with the Company’s independent auditors regarding, the plan of audit;

F.	to review, in consultation with the independent auditors, their audit report, or proposed audit report, and the accompanying management letter, if any;

G.	to review, and consult with the independent auditors (out of the presence of management) regarding, the quality and the adequacy of the Company’s accounting principles for financial reporting, internal accounting controls and internal auditing procedures;

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H.	to review the Company’s financial statements and related public financial disclosures;

I.	to prepare, or review and approve, the report of the Audit Committee required by the rules of the Securities and Exchange Commission to be included in the Company’s annual proxy statement;

J.	to supervise any investigations into improper use of corporate funds and related improper accounting practices;

K.	to recommend to the Board policies of appropriate corporate conduct, and thereafter to monitor programs designed to secure compliance with such policies; and

L.	to review all potential conflict-of-interest situations or transactions between the Company and its management or any member of the Board.

II.	Implementation Activities:

To implement the foregoing responsibilities, the Audit Committee should perform such tasks as it determines in its discretion, including (but not necessarily limited to) the following:

A.	considering the proposed scope of the independent auditors’ work for the current year and any proposed non-audit functions to be performed by such auditors and reviewing the audit plan and proposed engagement letter;

B.	reviewing the prior year’s audit, accounting and management advisory fees and the estimated current year’s fee;

C.	receiving and considering any recommendations of management regarding the independent auditors to be retained for the following year and deciding on the recommendation to be made to the Board;

D.	obtaining and considering information from the independent auditors relating to any relationships that may impact the objectivity and independence of the auditors;

E.	reviewing the procedures established by the Company to establish and monitor its internal controls, including (without limitation) the controls over the data processing activities and programs for security to protect against computer fraud and misuse;

F.	reviewing the policies and practices of the Company concerning financial reporting to shareholders and the public, including (without limitation) the reporting of quarterly and year-end results, including (without limitation) reviewing with management and the independent auditors, before publication, the annual financial statements (including, without limitation, notes, schedules, and any special disclosure problems) to be included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission or similar publicly filed documents and any disputes (resolved or unresolved) between management and the independent auditors that arose in connection with the preparation of the financial statements;

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G.	reviewing the policies and programs of the Company for compliance with federal and state laws relating to audit and financial reporting matters and with applicable standards and rules promulgated by the Financial Accounting Standards Board or equivalent standard-setting authority, the Securities and Exchange Commission and other regulatory or advisory bodies that have jurisdiction over the Company’s financial reporting and audit process;

H.	reviewing any significant litigation with the Company’s counsel;

I.	reviewing any independent auditor’s management letter (relating to the prior year’s audit) that suggests areas of improvement in the Company’s accounting practices and internal accounting controls and management’s responses thereto;

J.	reviewing the effect of any important new pronouncements of the accounting profession and other regulatory bodies on the Company’s accounting policies;

K.	reviewing at least annually the adequacy of the Company’s accounting and financial personnel resources;

L.	reviewing with the independent auditors any significant proposed changes in the basic accounting principles and reporting standards used in the preparation of the Company’s financial statements;

M.	reviewing with the independent auditors and with the Company’s management the extent to which changes or improvements in financial and accounting practices, recommended by the independent auditors or management personnel, have been implemented;

N.	consulting with the independent auditors from time to time regarding the results of any reviews of quarterly financial statements performed by them; and

O.	reviewing with the Company’s management and other employees such policies, procedures, and practices of the Company, and obtaining from any of such persons such other information, as the Audit Committee may deem necessary or appropriate to perform its functions.

If, upon its review, the Committee finds policies, practices or conditions which it finds questionable or as to which it believes Board action should be taken, such matters shall be reported or referred to the Board for deliberation and resolution or action by the Board.

III.	Composition, Meetings and Procedures:

The Audit Committee shall be composed of at least three (3) directors selected by the Board. The members of the Audit Committee must satisfy the independence and experience requirements for audit committees of issuers with securities quoted on the Nasdaq National Market (the “Nasdaq Requirements”). Accordingly, the members of the Audit Committee (a) may not, except as permitted by the Nasdaq Requirements, be officers or employees of the Company or any of its subsidiaries or have any relationship that, in the opinion of the Board, would interfere with the exercise of their independent judgment as members of the Audit Committee, and (b) must be able, when appointed or within a reasonable time after appointment as members, to read and understand fundamental financial statements,

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including the Company’s balance sheet, income statement, and cash flow statement. Further, at least one (1) member of the Audit Committee must have past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in his or her financial sophistication, including being or having been a chief executive officer, chief financial officer, or other senior officer with financial oversight responsibilities.

Except as otherwise provided in this Charter, the Articles of Incorporation or the Bylaws of the Company, the Audit Committee shall (a) keep regular minutes of its proceedings and report the same to the Board and to (b) fix its own rules of procedure. The Audit Committee shall report its activities to the full Board whenever a matter necessitates deliberation or inquiry by the full Board, but in any event not less than once each year.

A majority of the members shall constitute a quorum for transacting business of the Audit Committee. The Audit Committee shall meet from time to time upon agreement of its members or upon notice by any of its members. Notice of any meeting of the Audit Committee shall be given to each member not less than twenty-four (24) hours before the time of the meeting by mail, telephone or telecopy, and no such notice need state the business proposed to be transacted at the meeting. No notice of the time or place of any meeting of the Audit Committee need be given to any member thereof who attends in person or who, in writing, executed and filed with the records of the meeting, either before or after the holding thereof, waives such notice. The Audit Committee may also act by unanimous written consent.

The Audit Committee shall (a) establish direct communication with the Company’s independent accountants and the Chief Financial Officer at least once each year, and (b) meet with representatives of the Company’s senior management as needed, but at least once per year.

The Audit Committee may use the Company’s resources to conduct, or have conducted, such regular and special reviews and examinations as are necessary to fulfill its responsibilities. Additionally, the Audit Committee may retain special counsel, special independent auditors or other experts when, in the discretion of the Committee, the circumstances warrant such actions, after notice to the Chairman of the Board.

IV.	Limitations on Scope:

The Audit Committee members shall serve as such from time to time, subject to understanding on their part and the part of the Company’s management and the independent accountants and auditors, that:

A.	the Audit Committee’s function is one of oversight only, it being understood that the Company’s management is responsible for preparing the Company’s financial statements and the independent auditors are responsible for auditing those financial statements;

B.	the members need not be accountants, nor must they have extensive accounting backgrounds or knowledge, and are not serving to provide any expert or special assurance as to the Company’s financial statements or any professional certification regarding the work of the independent auditors;

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C.	the Company’s management and the independent accountants and auditors will provide the Audit Committee with prompt and accurate information so that the Audit Committee can discharge its duties properly; and

D.	to the extent permitted by law, the members shall be entitled to rely on the information and opinions of the persons and entities noted above in carrying out its responsibilities.

The Audit Committee members, in agreeing to serve on the Audit Committee, do so in reliance on, among other things, the provisions of the Company’s Articles of Incorporation which (a) together with the Bylaws of the Company, provide indemnification for their benefit, and (b) provide that no director shall be liable to the Company or its shareholders for monetary damages for breach of fiduciary duty as a director except under certain circumstances specified therein.

V.	Review and Amendment of the Charter:

The Audit Committee shall review this Charter at least annually for any necessary or appropriate amendments and may from time to time, by at least a majority vote or consent of its members, recommend amendments to this Charter. This Charter may be amended in writing from time to time only by the Board.

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EXHIBIT B

AMENDMENT NO. 4
TO THE
ACE CASH EXPRESS, INC.
1997 STOCK OPTION PLAN

          Ace Cash Express, Inc. (the “Company”) hereby amends the Ace Cash Express, Inc. 1997 Stock Option Plan (the “Plan”), effective as set forth herein.

          WHEREAS, the Plan was adopted by the Board of Directors of the Company on August 4, 1997, and has been amended thrice since then; and

          WHEREAS, the Company desires to amend the Plan further in certain respects as set forth herein to authorize restricted stock grants under the Plan;

          NOW, THEREFORE, pursuant to the provisions of Section 17 of the Plan, the Company amends the Plan as follows:

1.	The title or name of the Plan is hereby amended to be the “Ace Cash Express, Inc. 1997 Stock Incentive Plan.” The definition of “Plan” in Section 21(j) of the Plan is hereby amended to correspond to the title or name of the Plan as so amended, and all references to the Plan in any agreement or document shall be deemed to be to the title or name as so amended.

2.	Section 1 of the Plan is hereby amended to read in its entirety as follows:

1. PURPOSE. The purpose of the Plan is to provide key employees with a proprietary interest in the Company through the granting of options and Restricted Stock Awards which will

(a) increase the interest of the key employees in the Company’s and its Subsidiaries’ welfare;

(b) furnish an incentive to the key employees to continue their services for the Company and its Subsidiaries; and

(c) provide a means through which the Company and its Subsidiaries may attract able persons to enter its employ.

3.	The first sentence of Section 3 of the Plan is hereby amended to read in its entirety as follows:

The Committee shall, from time to time, select the particular key employees of the Company and its Subsidiaries to whom options and Restricted Stock Awards are to be granted and who will, upon such grant, become participants in the Plan. For purposes of the Plan, “key employees” are those officers and employees whose performance and responsibilities are determined by the Committee to be influential to the success of the Company and its Subsidiaries.

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4.	Section 5 of the Plan is hereby amended to read in its entirety as follows:

5. SHARES SUBJECT TO PLAN. The Board may not grant options and Restricted Stock Awards under the Plan in the aggregate for more than 1,715,000 shares of Common Stock of the Company, including (without limitation) to any key employee, but this number may be adjusted to reflect, if deemed appropriate by the Committee, any stock dividend, stock split, share combination, recapitalization, or the like of or by the Company. Shares to be optioned and sold or to be granted as Restricted Stock Awards may be made available or granted from either authorized but unissued Common Stock or Common Stock held by the Company in its treasury. Shares that by reason of the expiration, forfeiture or cancellation of an option or Restricted Stock Award or otherwise are no longer subject to purchase pursuant to an option, or are no longer outstanding as a Restricted Stock Award, granted under the Plan may be re-offered under the Plan.

5.	Section 7 of the Plan is hereby amended to read in its entirety as follows:

7. ALLOTMENT OF SHARES. The Committee shall determine the number of shares of Common Stock to be offered from time to time by grant of options and Restricted Stock Awards to key employees of the Company or its Subsidiaries. The grant of an option or a Restricted Stock Award to a key employee shall not be deemed to entitle the employee to, or to disqualify the employee from, participation in any other grant of options or Restricted Stock Awards under the Plan.

6	Section 12 of the Plan is hereby amended by changing the caption of it to “PAYMENT AND EXERCISE OF OPTION.” and by adding to it, as the second paragraph of Section 12, all of the text of Section 13 of the Plan other than the number designation and the caption of Section 13, so that all of Section 13 of the Plan (other than the number designation) is combined with, as a part of, Section 12 of the Plan.

7. The Plan is hereby amended by deleting the existing Section 13 as a separate section and adding a new Section 13 to the Plan to read as follows:

13.	TERMS AND CONDITIONS OF RESTRICTED STOCK AWARDS. Each Restricted Stock Agreement shall be in such form and shall contain such terms and conditions as the Committee shall deem appropriate. The terms and conditions of such Restricted Stock Agreements may change from time to time, and the terms and conditions of separate Restricted Stock Agreements need not be identical, but each such Restricted Stock Agreement shall be subject to the terms and conditions of this Section 13.

                    (a)  Forfeiture Restrictions. Shares of Common Stock that are the subject of a Restricted Stock Award shall be subject to restrictions on disposition by the Grantee and to an obligation of the Grantee to forfeit and surrender the shares to the Company under certain circumstances (“Forfeiture Restrictions”). The Forfeiture Restrictions shall be determined by the Committee in its sole discretion, and the Committee may provide that the Forfeiture Restrictions shall lapse on the passage of time, the attainment of one or more performance targets established by the Committee, or the occurrence of such other event or events determined to be appropriate by the Committee. The Forfeiture Restrictions applicable to a particular Restricted Stock Award (which may differ from any other such Restricted Stock Award) shall be stated in the Restricted Stock Agreement.

                    (b)  Restricted Stock Awards. At the time any Restricted Stock Award is granted under the Plan, the Company and the Grantee shall enter into a Restricted Stock Agreement setting forth

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each of the matters addressed in this Section 13 and such other matters as the Committee may determine to be appropriate. Shares of Common Stock granted pursuant to a Restricted Stock Award shall be represented by a stock certificate registered in the name of the Grantee of such Restricted Stock Award. The Grantee shall have the right to receive dividends with respect to the shares of Common Stock subject to a Restricted Stock Award, to vote the shares of Common Stock subject thereto and to enjoy all other shareholder rights with respect to the shares of Common Stock subject thereto, except that, unless provided otherwise in the Restricted Stock Agreement, (i) the Grantee shall not be entitled to delivery of the shares of Common Stock or the certificate representing them until the Forfeiture Restrictions have expired, (ii) the Company or an escrow agent shall retain custody of the shares of Common Stock and the certificate representing them until the Forfeiture Restrictions have expired, (iii) the Grantee may not sell, transfer, pledge, exchange, hypothecate or otherwise dispose of the shares of Common Stock until the Forfeiture Restrictions subject thereto have expired, and (iv) a breach of the terms and conditions established by the Committee pursuant to the Restricted Stock Agreement shall cause a forfeiture of the Restricted Stock Award. At the time of any Restricted Stock Award, the Committee may, in its sole discretion, prescribe additional terms, conditions or restrictions relating to the Restricted Stock Award, including (without limitation) rules pertaining to the termination of the Grantee’s employment with the Company or a Subsidiary (by retirement, disability, death or otherwise) before expiration of the Forfeiture Restrictions. Such additional terms, conditions or restrictions shall also be set forth in a Restricted Stock Agreement made in connection with the Restricted Stock Award.

                    (c)  Rights and Obligations of Grantee. One or more stock certificates representing shares of Common Stock, free of Forfeiture Restrictions, shall be delivered to the Grantee promptly after, and only after, the Forfeiture Restrictions with respect to such shares have expired. Each Restricted Stock Agreement shall require that (i) the Grantee, by his or her acceptance of the Restricted Stock Award, shall irrevocably grant to the Company a power of attorney to transfer any shares so forfeited to the Company and agrees to execute any documents requested by the Company in connection with such forfeiture and transfer, and (ii) such provisions regarding transfers of forfeited shares of Common Stock shall be specifically performable by the Company in a court of equity or law.

                    (d)  Restriction Period. The Restriction Period for a Restricted Stock Award shall commence on the date of grant of the Restricted Stock Award and, unless otherwise established by the Committee and stated in the corresponding Restricted Stock Agreement, shall expire upon satisfaction of the conditions set forth in the Restricted Stock Agreement pursuant to which the Forfeiture Restrictions will lapse.

                    (e)  Securities Restrictions. The Committee may impose other conditions on any shares of Common Stock subject to a Restricted Stock Award as it may deem advisable, including, without limitation, (i) restrictions under applicable state or federal securities laws, and (ii) the requirements of any stock exchange or market quotation system upon which shares of Common Stock are then listed or quoted.

                    (f)  Payment for Restricted Stock. The Committee shall determine the amount and form of any payment required to be made for shares of Common Stock subject to a Restricted Stock Award. In the absence of such a determination, the Grantee shall not be required to make any payment for shares of Common Stock subject to a Restricted Stock Award, except to the extent otherwise required by law.

                    (g)  Forfeiture of Restricted Stock. Subject to the provisions of the particular Restricted Stock Agreement, on termination of the Grantee’s employment with the Company or a Subsidiary during the Restriction Period, the shares of Common Stock subject to the Restricted Stock Award shall be forfeited by the Grantee. Upon any forfeiture, all rights of the Grantee with respect to the forfeited shares of Common Stock subject to the Restricted Stock Award shall cease and terminate, without any further obligation on the part of the Company, except that if so provided in the Restricted Stock Agreement

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applicable to the Restricted Stock Award, the Company shall repurchase each of the shares of Common Stock forfeited for the purchase price per share paid by the Grantee. The Committee will have discretion to determine whether the employment of a Grantee has terminated and the date on which such employment terminated and whether the Grantee’s employment terminated as a result of the disability of the Grantee.

                    (h)  Lapse of Forfeiture Restrictions in Certain Events; Committee’s Discretion. Notwithstanding the provisions of Section 13(g) or any other provision in the Plan to the contrary, the Committee may, in its discretion and as of a date determined by the Committee, fully vest any or all Common Stock awarded to the Grantee pursuant to a Restricted Stock Award, and upon such vesting, all Forfeiture Restrictions applicable to such Restricted Stock Award shall lapse or terminate. Any action by the Committee pursuant to this Section 13(h) may vary among individual Grantees and may vary among the Restricted Stock Awards held by any individual Grantee. Notwithstanding the preceding provisions of this Section 13(h), the Committee may not take any action described in this Section 13(h) with respect to a Restricted Stock Award that has been designed to meet the exception for performance-based compensation under Section 162(m) of the Internal Revenue Code.

                    8.     Section 14 of the Plan is hereby amended by restating the first paragraph and the first sentence of the second paragraph thereof to read in their entirety as follows:

                             The number of shares of Common Stock covered by each outstanding option and each outstanding Restricted Stock Award granted under the Plan and the option or purchase price may be adjusted to reflect, as deemed appropriate by the Committee, any stock dividend, stock split, share combination, exchange of shares, sale of all or substantially all outstanding capital stock, recapitalization, merger, consolidation, separation, reorganization, sale of all or substantially all assets, liquidation, or the like of or by the Company.

                             In the event of a merger, consolidation, share exchange, sale of all or substantially all outstanding capital stock, reorganization, sale of all or substantially all assets, liquidation, recapitalization, separation, or the like of or by the Company, (i) the Company (acting by or through the Board or the Committee) may make such arrangements as it deems advisable with respect to outstanding options granted under the Plan, and those arrangements shall be binding upon each participant who holds an outstanding option granted under the Plan, including (without limitation) arrangements for the substitution of new options for any options then outstanding (by conversion or otherwise), the assumption of any such outstanding options, or the payment for any such outstanding options, and (ii) unless the terms of the applicable Restricted Stock Agreement otherwise provide, the Forfeiture Restrictions applicable to each outstanding Restricted Stock Award shall lapse and shares of Common Stock subject to such Restricted Stock Award shall be released from escrow, if applicable, and delivered to the Grantees free of any Forfeiture Restriction.

                 9.     Section 21 of the Plan is hereby amended by adding new paragraphs (l), (m), (n), and (o), following paragraph (k), to read in their entirety as follows:

(l) “Grantee” means a key employee to whom a Restricted Stock Award has been granted under the Plan.

(m) “Restriction Period” means the period during which the Common Stock under a Restricted Stock Award is nontransferable and subject to Forfeiture Restrictions, as defined in Section 13(a) of the Plan, set forth in the related Restricted Stock Agreement.

(n) “Restricted Stock Agreement” means the written agreement evidencing the grant of a Restricted Stock Award executed by the Company and the Grantee, including (without

4

limitation) any amendments thereto. Each Restricted Stock Agreement shall be subject to the terms and conditions of the Plan.

(o) “Restricted Stock Award” means an award, granted under Section 13 of this Plan, of shares of Common Stock issued to the Grantee for such consideration, if any, and subject to such restrictions on transfer, rights of first refusal, repurchase provisions, forfeiture provisions and other terms and conditions as are established by the Committee.

         IN WITNESS WHEREOF, the Company has caused this Amendment No. 4 to be executed and effective as of the 10th day of September, 2002.

ACE CASH EXPRESS, INC

By:

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ACE CASH EXPRESS, INC.

PROXY FOR ANNUAL MEETING OF SHAREHOLDERS — NOVEMBER 15, 2002

     I (i) acknowledge receipt of the Notice of Annual Meeting of Shareholders of Ace Cash Express, Inc., a Texas corporation (the “Company”), to be held on Friday, November 15, 2002, at 10:00 a.m., Dallas time, at the Dallas Marriott Las Colinas, 223 West Las Colinas Boulevard, Irving, Texas 75039, and the Proxy Statement in connection therewith, and (ii) appoint Raymond C. Hemmig and Donald H. Neustadt, and each of them, my proxies with full power of substitution, for and in my name, place and stead, to vote upon and act with respect to all of the shares of Common Stock of the Company standing in my name, or with respect to which I am entitled to vote and act, at the meeting and at any adjournment thereof, and I direct that this proxy be voted as indicated on the reverse side.

     I hereby revoke any proxy or proxies heretofore given to vote upon or act with respect to such stock and hereby ratify and confirm all that the proxies, their substitutes, or any of them, may lawfully do by virtue hereof.

     THIS PROXY IS SOLICITED ON BEHALF OF THE COMPANY’S BOARD OF DIRECTORS.

     THIS PROXY WILL BE VOTED AS INDICATED ON THE OTHER SIDE. UNLESS OTHERWISE INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES IN ITEM 1 AND FOR THE PROPOSAL IN ITEM 2. THIS PROXY WILL BE VOTED IN THE DISCRETION OF THE PROXIES NAMED HEREIN (OR EITHER OF THEM) REGARDING ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING.

IMPORTANT: SIGN AND DATE ON OTHER SIDE

^FOLD AND DETACH HERE^

Please mark your votes as indicated in this example	[X]

1. Election of Directors

FOR all seven nominees listed below (except as marked to the contrary below)	WITHHOLD AUTHORITY to vote for all nominees listed below

[ ]	[ ]

Nominees: 01 Raymond C. Hemmig, 02 Donald H. Neustadt, 03 Jay B. Shipowitz, 04 Marshall B. Payne, 05 Michael S. Rawlings, 06 Edward W. Rose III, and 07 Charles Daniel Yost

(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee’s name or number on the space provided below.)

		FOR	AGAINST	ABSTAIN
2.	The proposal to amend the 1997 Stock Option Plan to permit the grant of restricted stock and to change the name of the plan to the “Ace Cash Express, Inc. 1997 Stock Incentive Plan.”	[ ]	[ ]	[ ]

3.	In the discretion of the proxies, on any other matter that may properly come before the meeting or any adjournment thereof.

Date: , 2002

Signature of Shareholder

Printed Name of Shareholder

Title, if applicable

Please date this proxy and sign your name exactly as it appears hereon. Where there is more than one owner, each should sign. When signing as an attorney, administrator, executor, guardian or trustee, please add your title as such. If executed by a corporation, a duly authorized officer should sign the proxy. EACH JOINT TENANT SHOULD SIGN

PLEASE MARK, SIGN, DATE AND RETURN YOUR PROXY PROMPTLY IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED.

^FOLD AND DETACH HERE^